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Exhibit 99.1

                             NORTH FORK BANCORP
 275 BROADHOLLOW ROAD, MELVILLE, NY 11747 (631) 844-1258 FAX (631) 844-1471



FOR IMMEDIATE RELEASE CONTACT:DANIEL M. HEALY
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(631) 844-1258



                 NORTH FORK BANCORPORATION, INC. TO ACQUIRE
                         COMMERCIAL BANK OF NEW YORK
                       FOR APPROXIMATELY $175 MILLION

         MELVILLE, N.Y. - FEBRUARY 13, 2001 - NORTH FORK BANCORPORATION, INC. (NYSE: NFB) announced today that it has signed a definitive agreement whereby North Fork will acquire Commercial Bank of New York (NASDAQ/CBNY) for approximately $175 million in cash.

         At December 31, 2000 CBNY had total assets of $1.5 billion, deposits of $1.3 billion and shareholders' equity of $101 million. CBNY operates from fourteen branch locations in the metropolitan area, including eleven in Manhattan. The acquisition will be treated as a purchase for financial reporting purposes and is expected to close in the third quarter. Due diligence has been completed. "The primary objective of this acquisition was to dramatically expand our branch presence in Manhattan, which is the fastest growing component of our company today" stated John Adam Kanas, Chairman, President and Chief Executive Officer of North Fork. North Fork currently has seven locations in the borough with deposits exceeding $600 million.

         North Fork estimates that the acquisition will be accretive to diluted cash earnings per share in 2002 by approximately 2%, without any reliance upon the retention of CBNY's earnings from its international banking business or potential revenue enhancements. "We are confident that by applying the same techniques utilized in growing our current Manhattan business we will be able to improve upon our initial earnings estimates," said Kanas.

         NORTH FORK PLANS AN ANALYST CONFERENCE CALL FOR TODAY, FEBRUARY 13, 2001 AT 3:00 P.M. EDT, to elaborate on the strategic rationale and financial implications of the acquisition. THE TELEPHONE NUMBER TO CALL IN THE UNITED STATES IS 888-276-9996. An international telephone number is also available for this conference. THE INTERNATIONAL TELEPHONE NUMBER IS 612-332-0819. A replay of the conference call can be accessed until 12 midnight EDT, Wednesday, February 14, 2001, by dialing 800-475-6701, access code 571508. The presentation that will be used during the conference call may be obtained by logging on to WWW.NORTHFORKBANK.COM.
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This press release contains certain forward looking statements with respect to the financial condition, results of operations and business of North Fork following the consummation of the merger that are subject to various factors, which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or an adverse interest rate environment could develop.

         North Fork, with total assets of approximately $15 billion, operates 150 branch locations throughout the New York Metropolitan area and Connecticut. It is ranked among the top 50 commercial bank holding companies in the United States, and its profitability and efficiency are routinely ranked among the industry's best.

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